Exhibit 3.1

ARTICLES OF INCORPORATION
OF
U.S.A. CONNECTION, INC.

The undersigned incorporator, being a natural person of the age of 18 years or more, and desiring to form a body corporate under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation:

ARTICLE I

NAME: The name of the Corporation shall be: U.S.A. Connection, Inc.

ARTICLE II

PERIOD OF DURATION: This Corporation shall exist in perpetuity unless dissolved according to law.

ARTICLE III

PURPOSES AND POWERS: This Corporation is organized to carry on all lawful business for which Corporations may be incorporated pursuant to the Colorado Corporation Code.

ARTICLE IV

CAPITAL: The aggregate number of shares which this Corporation shall have authority to issues is Fifty Thousand (50,000) shares, without par value, which shares shall be designated “Common Stock.”

1. Dividends: Dividends may be paid upon the Common Stock, as and when declared by the Board of Directors, out of the funds of the Corporation to the extent and in the manner permitted by law.

2. Distribution and Liquidation: Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all outstanding obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, prorated to the holders of the Common Stock. A Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with the limitations imposed by law.

3. Voting Rights; Cumulative Voting: Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of director of the Corporation and every shareholders entitled to vote at such election shall have the right to vote the number of shares owned by him for as many person as there are directors to be elected, and for whose election he as a right to vote.

4. Preemptive Rights: The holders of Common Stock of the Corporation shall have the preemptive and preferential right, in proportion to their respective holdings of the Common Stock, to purchase or subscribe for any shares of the Corporation, whether now or hereafter authorized, and any bonds, debentures, notes or other securities convertible into or carrying options, warrants or privileges to purchase any shares of the Corporation, whether now or hereafter authorized (including an such shares, bonds, debentures, notes or other securities held I the treasury of the Corporation). This preemptive rights shall extend, without limitation, to shares issued for property or services, to shares issued on exercise of stock rights an options to all or any of the directors, officers and employees of the Corporation, or any subsidiary thereof, into shares issued pursuant to stock bonus plans and other incentive plans for their benefit.

ARTICLE V

RIGHTS OF DIRECTORS AND OFFICERS TO CONTRACT WITH CORPORATION: Any of the Directors or Officers of this Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with this Corporation either as vendor, purchaser or otherwise, nor shall a firm, association, or Corporation of which he shall be a member, or in which he may be pecuniarily interested in any manner be so disqualified. No director or officer, nor any firm, association or Corporation with which he is connected as aforesaid, shall be liable to account to this Corporation or its shareholders for any profit realized by him from or through any such transaction or contract, it being the express purpose and intent of this Article to permit this Corporation to buy from, sell to, or otherwise deal with partnerships, firms or Corporations of which the directors and officers of this Corporation, or any one or more of them, may be members, directors, or officers, or in which they or any of them may have a pecuniary interest; and the contracts of this Corporation, in absence of fraud, shall not be void or voidable or affected in any manner by reason of any such position. Furthermore, directors of this Corporation may be counted for a quorum of the Board of Directors of this Corporation at any meeting even though they may be pecuniarily interested in manners considered at such meeting, and any action taken at such meeting with reference to such matters by majority of the disinterested directors should not be void or voidable by this Corporation in the absence of fraud.

ARTICLE VI

REGISTERED OFFICE AND REGISTERED AGENT: The address of the initial registered office of the Corporation is 3905 Mason Street, Fort Collins, Colorado 80525, and the name of the initial registered agent at such address is Eugene Koehnke. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE VIII

INITIAL BOARD OF DIRECTORS: The initial Board of Directors of the Corporation shall consist of three (3) directors and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are as follows:

Eugene Koehnke
3905 South Mason Street
Fort Collins, Colorado 80525

Lorraine Koehnke
3905 South Mason Street
Fort Collins, Colorado 80525

Geza Pozsar
3419 Arden Way
Sacramento, California 95825

ARTICLE VIII

INCORPORATOR: The name and address of the incorporator is R. William Wawro, 215 West Oak Street, Fort Collins, Colorado 80521.

IN WITNESS WHEREOF: the above incorporator has signed these Articles of Incorporation this 19th day of June, 1990.

/s/ R. William Wawro
R. William Wawro